EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Auxilio, Inc. pertaining to the 2011 Stock Incentive Plan, of our report dated March 29, 2011, appearing in the Annual Report on Form 10-K of Auxilio, Inc. for the year ended December 31, 2010.

/S/ HASKELL & WHITE LLP

HASKELL & WHITE LLP
Irvine, California
August 19, 2011